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                      December 13, 2023

       Alejandro Ortiz
       General Counsel
       Mexican Economic Development, Inc.
       General Anaya No. 601 Pte.
       Colonia Bella Vista
       Monterrey, Nuevo Le  n 64410, M  xico

                                                        Re: Mexican Economic
Development, Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 24,
2023
                                                            File No. 001-35934

       Dear Alejandro Ortiz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing